Exhibit	99.1

100 Wall Street
Suite 1600
New York, NY  10005

To the Holders of:

CORPORATE BACKED TRUST CERTIFICATES,
Kinder Morgan Debenture-Backed Series 2002-6 Trust
1,057,419 $10 Par Certificates CUSIP No. 21988G460* (NYSE: CVB)
1,057,419 CALL WARRANTS

NEWS RELEASE – IMMEDIATE – March 14, 2008:

U.S. Bank Trust National Association serves as trustee (the “Trustee”) for the above-referenced Trust formed pursuant to the terms of the Standard Terms for Trust Agreements dated as of January 16, 2001, as supplemented by a Series Supplement with respect to the Kinder Morgan Debenture-Backed Series 2002-6 Trust dated as of April 16, 2002 (collectively, as amended, the “Trust Agreement”), by and between Lehman ABS Corporation as Depositor (the “Depositor”) and the Trustee.  The assets of the Trust consist solely of $11,000,000 principal amount 7.45% Senior Debentures due March 1, 2098 CUSIP No. 482620AX9* (the “Underlying Securities) issued by Kinder Morgan, Inc., now known as Knight Inc. (the “Underlying Securities Issuer”).

Knight Inc. launched a tender offer (the “Tender Offer”) that relates to the Underlying Securities.  A tender of the Underlying Securities would entail an exchange of such Underlying Securities for a payment.  Pursuant to terms of the Trust Agreement, the Trustee is required to obtain the consent of 100% of the holders of the Corporate Backed Trust Certificates, Kinder Morgan Debenture-Backed Series 2002-6 Trust Class A-1 Certificates (the “Trust Certificates”) before it can participate in the Tender Offer.

A request for instructions from the Certificateholders with respect to the Tender Offer was disseminated by the Trustee in a Notice dated February 28, 2008, along with a form of Written Direction.  Subsequently the Trustee received back notification from certain of the Certificateholders that such Certificateholders would not tender the Underlying Securities.  As a result, the Trustee shall not tender the Underlying Securities and the Kinder Morgan Debenture-Backed Series 2002-6 Trust will continue to remain outstanding in full force and effect.

This press release is being issued by U.S. Bank Trust National Association as trustee of the Trust.  For more information, please contact David J. Kolibachuk of U.S. Bank Trust National Association at 212-361-2459.

*U.S. Bank shall not be held responsible for the selection or the use of the CUSIP number, nor is any representation made as to its correctness indicated in this notice.  It is included solely for the convenience of the holders.